USG Boral Building Products Pty Limited and
Controlled Entities

Full Year Financial Report
30 June 2016

ABN 84 004 231 976

USG Boral Building Products Pty Limited and Controlled Entities

TABLE OF CONTENTS Income Statement		1
Statement of Comprehensive Income		2
Balance Sheet		3
Statement of Changes in Equity		4
Statement of Cash Flows		5
Notes to the Financial Statements
1	Significant accounting policies	6
2	Profit for the year	21
3	Significant items	22
4	Income tax expense	23
5	Dividends	24
6	Cash and cash equivalents	25
7	Receivables	25
8	Inventories and work in progress	26
9	Investments accounted for using the equity method	26
10	Property, plant and equipment	29
11	Intangibles	30
12	Payables	31
13	Loans and borrowings	31
14	Income tax payable	32
15	Deferred tax assets and liabilities	32
16	Provisions	33
17	Issued capital	34
18	Reserves	34
19	Contingent liabilities	35
20	Commitments	35
21	Financial risk management	36
22	Controlled entities	38
23	Acquisitions and disposals of controlled entities and businesses	38
24	Related party disclosures	39
25	Notes to statement of cash flows	41
26	Subsequent events	41

Independent Auditors' Report - KPMG 42

Registered office
Level 3, 40 Mount Street
North Sydney, NSW, 2060

Principal place of business
3 Thackeray Street
Camellia, NSW, 2142

INCOME STATEMENT
USG Boral Building Products Pty Limited and Controlled Entities

Revenue	2	504,583	426,450	394,762
Cost of sales		(328,912)	(267,787)	(260,799)
Gross profit		175,671	158,663	133,963
Selling and distribution expenses		(84,712)	(87,823)	(79,239)
Administrative expenses		(39,733)	(29,951)	(23,052)
Other expenses	2	(558)	(122)	(1,664)
Share of net profit of associates	9	12,320	10,472	8,154
Profit before net financing costs and income tax expense		62,988	51,239	38,162
Financial income	2	988	1,498	630
Financial expenses	2	(84)	(16)	(4,367)
Net financing income		904	1,482	(3,737)
Profit before income tax expense		63,892	52,721	34,425
Income tax expense	4	(15,276)	(12,070)	(5,635)
Net profit		48,616	40,651	28,790

The Income Statement should be read in conjunction with the accompanying notes which form an integral part of the financial statements.

STATEMENT OF COMPREHENSIVE INCOME
USG Boral Building Products Pty Limited and Controlled Entities

Net profit	48,616	40,651	28,790
Other comprehensive income
Items that may be reclassified subsequently to Income Statement:
Exchange differences on translation of foreign operations and associates taken to equity	1,175	(558)	(401)
Total comprehensive income	49,791	40,093	28,389

The Statement of Comprehensive Income should be read in conjunction with the accompanying notes which form an integral part of the financial statements.

BALANCE SHEET
USG Boral Building Products Pty Limited and Controlled Entities

		CONSOLIDATED
As at 30 June Note		2016 (Unaudited) A$'000	2015 (Unaudited) A$'000
CURRENT ASSETS
Cash and cash equivalents	6	33,259	41,154
Receivables	7	94,187	78,665
Inventories	8	40,013	33,933
Work in progress	8	5,900	5,743
Other assets		7,136	5,915
TOTAL CURRENT ASSETS		180,495	165,410
NON-CURRENT ASSETS
Receivables	7	7,500	11,750
Investments accounted for using the equity method	9	30,934	27,609
Property, plant and equipment	10	303,129	299,121
Intangibles	11	47,468	49,826
Deferred tax assets	15	3,837	1,092
TOTAL NON-CURRENT ASSETS		392,868	389,398
TOTAL ASSETS		573,363	554,808
CURRENT LIABILITIES
Payables	12	57,668	49,527
Loans and borrowings	13	189	241
Income tax payable	14	6,018	9,864
Provisions	16	16,003	12,183
TOTAL CURRENT LIABILITIES		79,878	71,815
NON-CURRENT LIABILITIES Provisions	16	1,056	1,169
TOTAL NON-CURRENT LIABILITIES		1,056	1,169
TOTAL LIABILITIES		80,934	72,984
NET ASSETS		492,429	481,824
EQUITY
Issued capital	17	282,240	282,240
Reserves	18	441	(734)
Retained earnings		209,748	200,318
TOTAL EQUITY		492,429	481,824

The Balance Sheet should be read in conjunction with the accompanying notes which form an integral part of the financial statements.

STATEMENT OF CHANGES IN EQUITY
USG Boral Building Products Pty Limited and Controlled Entities

CONSOLIDATED

	Issued capital	Reserves	Retained earnings	Total
For the year ended 30 June	A$'000	A$'000	A$'000	A$'000
Balance at 1 July 2015 (unaudited)	282,240	(734)	200,318	481,824
Net profit (unaudited)	-	-	48,816	48,816
Other comprehensive income (unaudited)
Exchange differences on translation of foreign operations and associates taken to equity (unaudited)	-	1,175	-	1,175
Total comprehensive income (unaudited)	-	1,175	48,616	49,791
Transactions with owners in their capacity as owners (unaudited)
Dividends paid (unaudited)	-	-	(39,186)	(39,186)
Total transactions with owners in their capacity as owners (unaudited)	-	-	(39,186)	(39,186)
Balance at 30 June 2016 (unaudited)	282,240	441	209,748	492,429
Balance at 1 July 2014 (unaudited)	282,240	(176)	182,365	464,429
Net profit (unaudited)	-	-	40,651	40,651
Other comprehensive income (unaudited) Exchange differences on translation of foreign operations and associates taken to equity (unaudited)	—	(558)	—	(558)
Total comprehensive income (unaudited)	—	(558)	40,651	40,093
Transactions with owners in their capacity as owners (unaudited)
Dividends paid (unaudited)	—	—	(22,698)	(22,698)
Total transactions with owners in their capacity as owners (unaudited)	—	—	(22,698)	(22,698)
Balance at 30 June 2015 (unaudited)	282,240	(734)	200,318	481,824
Balance at 1 July 2013	13,500	225	153,575	167,300
Net profit	—	—	28,790	28,790
Other comprehensive income
Exchange differences on translation of foreign operations and associates taken to equity	—	(401)	—	(401)
Total comprehensive income	—	(401)	28,790	28,389
Transactions with owners in their capacity as owners
Shares issued on capitalisation of intercompany loan	212,500	—	—	212,500
Shares issued on contribution of intellectual property from Boral Limited	8,834	—	—	8,834
Shares issued on acquisition of controlled entities	17,623	—	—	17,623
Shares issued on intellectual property contribution from USG Corporation	29,783	—	—	29,783
Total transactions with owners in their capacity as owners	268,740	—	—	268,740
Balance at 30 June 2014	282,240	(176)	182,365	464,429

The Statement of Changes in Equity should be read in conjunction with the accompanying notes which form an integral part of the financial statements.

STATEMENT OF CASH FLOWS
USG Boral Building Products Pty Limited and Controlled Entities

CONSOLIDATED

		2016 (Unaudited)	2015 (Unaudited)	2014
For the year ended 30 June	Note	A$'000	A$'000	A$'000
CASH FLOWS FROM OPERATING ACTIVITIES
Receipts from customers		539,787	463,948	429,057
Payments to suppliers and employees		(482,947)	(413,411)	(385,482)
		56,840	50,537	43,575
Dividends received		9,000	8,000	9,000
Interest received		988	1,498	630
Borrowing costs paid		(84)	(16)	(4,367)
Income taxes paid		(21,920)	(5,249)	(3,653)
Restructure costs	3	-	(59)	(1,481)
NET CASH PROVIDED BY OPERATING ACTIVITIES	25	44,824	54,711	43,704
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property, plant and equipment		(18,322)	(17,526)	(4,246)
Cash acquired on acquisition of controlled entities		-	-	7,559
Loans (to) / repayments from associates		4,250	(8,216)	(2,250)
NET CASH (USED IN)/PROVIDED BY INVESTING ACTIVITIES		(14,072)	(25,742)	1,063
CASH FLOWS FROM FINANCING ACTIVITIES
Dividends paid		(39,186)	(22,698)	-
Repayment of borrowings		-	-	(21,258)
NET CASH USED IN FINANCING ACTIVITIES		(39,186)	(22,698)	(21,258)
NET CHANGE IN CASH AND CASH EQUIVALENTS		(8,434)	6,271	23,509
Movement in foreign exchange rates on cash held		539	82	(254)
Cash and cash equivalents at the beginning of the year		41,154	34,801	11,546
Cash and cash equivalents at the end of the year	25	33,259	41,154	34,801

The Statement of Cash Flows should be read in conjunction with the accompanying notes which form an integral part of the financial statements.

NOTES TO THE FINANCIAL STATEMENTS

1. Significant accounting policies

1.1 General information

USG Boral Building Products Pty Limited (the “Company”) is a company limited by shares incorporated and domiciled in Australia. The addresses of its registered office and principal place of business are as follows:

Registered office
Level 3
40 Mount Street
NORTH SYDNEY NSW 2060

Principal place of business
3 Thackeray Street
CAMELLIA NSW 2142

The principal activities of the Group in the course of the financial year were the manufacture, distribution and sale of plasterboard, ceilings, interior linings and associated products.

1.2 Application of new and revised Accounting Standards

At the date of authorisation of the financial statements, the Standards and Interpretations that were issued but not yet effective are listed below.

Standard/Interpretation	Effective for annual reporting periods beginning on or after	Expected to be initially applied in the financial year ending
IFRS 9 ‘Financial Instruments’, and the relevant amending standards	1 January 2018	30 June 2019
IFRS 14 ‘Regulatory Deferral Accounts’	1 January 2016	30 June 2017
IFRS 15 ‘Revenue from Contracts with Customers’	1 January 2018	30 June 2019
IFRS 16 ‘Leases’	1 January 2019	30 June 2020
‘Amendments to IFRS 11 – Accounting for Acquisitions of Interests in Joint Operations’	1 January 2016	30 June 2017
‘Amendments to IAS 16 and IAS 38 – Clarification of Acceptable Methods of Depreciation and Amortisation’	1 January 2016	30 June 2017
‘Amendments to IAS 27 – Equity Method in Separate Financial Statements’	1 January 2016	30 June 2017
‘Amendments to IFRSs – Annual Improvements to IFRSs 2012-2014 Cycle’	1 January 2016	30 June 2017
‘Amendments to IAS 1 – Disclosure Initiative’	1 January 2016	30 June 2017
‘Amendments to IFRS 10, IFRS 12 and IAS 28 – Investment Entities: Applying the Consolidation Exception’	1 January 2016	30 June 2017
‘Amendments to IAS 12 – Recognition of Deferred Tax Assets for Unrealised Losses’	1 January 2017	30 June 2018
‘Amendments to IAS 7 – Disclosure Initiative’	1 January 2017	30 June 2018
‘Amendments to IFRS 2 – Classification and Measurement of Share-based Payment Transactions’	1 January 2016	30 June 2017

At the date of authorisation of the financial statements, the following IASB Standards and IFRIC Interpretations (for which Australian equivalent Standards and Interpretations have not yet been issued) were in issue but not yet effective:

Standard/Interpretation	Effective for annual reporting periods beginning on or after	Expected to be initially applied in the financial year ending
Clarifications to IFRS 15 ‘Revenue from Contracts with Customers’	1 January 2018	30 June 2019

NOTES TO THE FINANCIAL STATEMENTS

1. Significant accounting policies (continued)

The potential effect of the revised Standards/Interpretations on the Group’s financial statements has not yet been determined.

1.3 Significant accounting policies

1.3.1 Statement of compliance

These financial statements have been prepared in accordance with International Financial Reporting Standards
(IFRS) as issued by the International Accounting Standards Board.

The financial statements comprise the consolidated financial statements of the Group. The financial statements were authorised for issue by the directors on 25 October 2016.
1.3.2 Basis of preparation

The consolidated financial statements have been prepared on the basis of historical cost, as explained in the accounting policies below.

Historical cost is generally based on the fair values of the consideration given in exchange for goods and services. All amounts are presented in Australian dollars, unless otherwise noted.

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, regardless of whether that price is directly observable or estimated using another valuation technique. In estimating the fair value of an asset or a liability, the Group takes into account the characteristics of the asset or liability if market participants would take those characteristics into account when pricing the asset or liability at the measurement date. Fair value for measurement and/or disclosure purposes in these consolidated financial statements is determined on such a basis, except for leasing transactions that are within the scope of IAS 17, and measurements that have some similarities to fair value but are not fair value, such as net realisable value in IAS 2 ‘Inventories’ or value in use in IAS 36 ‘Impairment of Assets’.

In addition, for financial reporting purposes, fair value measurements are categorised into Level 1, 2 or 3 based on the degree to which the inputs to the fair value measurements are observable and the significance of the inputs to the fair value measurement in its entirety, which are described as follows:

• Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the entity can access at the measurement date;

• Level 2 inputs are inputs, other than quoted prices included within Level 1, that are observable for the asset or liability, either directly or indirectly; and

• Level 3 inputs are unobservable inputs for the asset or liability.

The financial statements are rounded off to the nearest thousand dollars, unless otherwise indicated.

All amounts and references related to the financial statements as of and for the year ended 30 June 2016 and 30
June 2015 are unaudited.

NOTES TO THE FINANCIAL STATEMENTS

1. Significant accounting policies (continued)

1.3.3 Basis of consolidation

The consolidated financial statements incorporate the financial statements of the Company and entities (including structured entities) controlled by the Company and its subsidiaries. Control is achieved when the Company:

• has power over the investee;

• is exposed, or has rights, to variable returns from its involvement with the investee; and

• has the ability to use its power to affect its returns.

The Company reassesses whether or not it controls an investee if facts and circumstances indicate that there are changes to one or more of the three elements of control listed above.

When the Company has less than a majority of the voting rights of an investee, it has power over the investee when the voting rights are sufficient to give it the practical ability to direct the relevant activities of the investee unilaterally. The Company considers all relevant facts and circumstances in assessing whether or not the Company's voting rights in an investee are sufficient to give it power, including:

• the size of the Company's holding of voting rights relative to the size and dispersion of holdings of the other vote holders;

• potential voting rights held by the Company, other vote holders or other parties;

• rights arising from other contractual arrangements; and

• any additional facts and circumstances that indicate that the Company has, or does not have, the current ability to direct the relevant activities at the time that decisions need to be made, including voting patterns at previous shareholders' meetings.

Consolidation of a subsidiary begins when the Company obtains control over the subsidiary and ceases when the Company loses control of the subsidiary. Specifically, income and expenses of a subsidiary acquired or disposed of during the year are included in the consolidated income statement and other comprehensive income from the date the Company gains control until the date when the Company ceases to control the subsidiary.

Profit or loss and each component of other comprehensive income are attributed to the owners of the Company and to the non-controlling interests. Total comprehensive income of subsidiaries is attributed to the owners of the Company and to the non-controlling interests even if this results in the non-controlling interests having a deficit balance.

When necessary, adjustments are made to the financial statements of subsidiaries to bring their accounting policies into line with the Group's accounting policies.

All intragroup assets and liabilities, equity, income, expenses and cash flows relating to transactions between members of the Group are eliminated in full on consolidation.

1.3.4 Business combinations

Acquisitions of businesses are accounted for using the acquisition method. The consideration transferred in a business combination is measured at fair value which is calculated as the sum of the acquisition-date fair values of assets transferred by the Group, liabilities incurred by the Group to the former owners of the acquiree and the equity instruments issued by the Group in exchange for control of the acquiree. Acquisition-related costs are recognised in profit or loss as incurred.

NOTES TO THE FINANCIAL STATEMENTS

1. Significant accounting policies (continued)

At the acquisition date, the identifiable assets acquired and the liabilities assumed are recognised at their fair value, except that:

• deferred tax assets or liabilities and assets or liabilities related to employee benefit arrangements are recognised and measured in accordance with IAS 12 ‘Income Taxes’ and IAS 19 ‘Employee Benefits’ respectively;

• liabilities or equity instruments related to share-based payment arrangements of the acquiree or share-based payment arrangements of the Group entered into to replace share-based payment arrangements of the acquiree are measured in accordance with IFRS 2 ‘Share-based Payment’ at the acquisition date; and

• assets (or disposal groups) that are classified as held for sale in accordance with IFRS 5 ‘Non-current Assets
Held for Sale and Discontinued Operations’ are measured in accordance with that Standard.

Goodwill is measured as the excess of the sum of the consideration transferred, the amount of any non-controlling interests in the acquiree, and the fair value of the acquirer's previously held equity interest in the acquiree (if any) over the net of the acquisition-date amounts of the identifiable assets acquired and the liabilities assumed. If, after reassessment, the net of the acquisition-date amounts of the identifiable assets acquired and liabilities assumed exceeds the sum of the consideration transferred, the amount of any non-controlling interests in the acquiree and the fair value of the acquirer's previously held interest in the acquiree (if any), the excess is recognised immediately in profit or loss as a bargain purchase gain.

Non-controlling interests that are present ownership interests and entitle their holders to a proportionate share of the entity's net assets in the event of liquidation may be initially measured either at fair value or at the non- controlling interests' proportionate share of the recognised amounts of the acquiree's identifiable net assets. The choice of measurement basis is made on a transaction-by-transaction basis. Other types of non-controlling interests are measured at fair value or, when applicable, on the basis specified in another Standard.

Where the consideration transferred by the Group in a business combination includes assets or liabilities resulting from a contingent consideration arrangement, the contingent consideration is measured at its acquisition-date fair value. Changes in the fair value of the contingent consideration that qualify as measurement period adjustments are adjusted retrospectively, with corresponding adjustments against goodwill. Measurement period adjustments are adjustments that arise from additional information obtained during the ‘measurement period’ (which cannot exceed one year from the acquisition date) about facts and circumstances that existed at the acquisition date.

The subsequent accounting for changes in the fair value of contingent consideration that do not qualify as measurement period adjustments depends on how the contingent consideration is classified. Contingent consideration that is classified as equity is not remeasured at subsequent reporting dates and its subsequent settlement is accounted for within equity. Contingent consideration that is classified as an asset or liability is remeasured at subsequent reporting dates in accordance with IAS 39, or IAS 37 ‘Provisions, Contingent Liabilities and Contingent Assets’, as appropriate, with the corresponding gain or loss being recognised in profit or loss.

Where a business combination is achieved in stages, the Group’s previously held equity interest in the acquiree is remeasured to its acquisition date fair value and the resulting gain or loss, if any, is recognised in profit or loss. Amounts arising from interests in the acquiree prior to the acquisition date that have previously been recognised in other comprehensive income are reclassified to profit or loss where such treatment would be appropriate if that interest were disposed of.

If the initial accounting for a business combination is incomplete by the end of the reporting period in which the combination occurs, the Group reports provisional amounts for the items for which the accounting is incomplete. Those provisional amounts are adjusted during the measurement period (see above), or additional assets or liabilities are recognised, to reflect new information obtained about facts and circumstances that existed as of the acquisition date that, if known, would have affected the amounts recognised as of that date.

NOTES TO THE FINANCIAL STATEMENTS

1. Significant accounting policies (continued)

1.3.5 Goodwill

Goodwill arising on an acquisition of a business is carried at cost as established at the date of the acquisition of the business (see 1.3.4 above) less accumulated impairment losses, if any.

For the purposes of impairment testing, goodwill is allocated to each of the Group's cash-generating units (or groups of cash-generating units) that is expected to benefit from the synergies of the combination.

A cash-generating unit to which goodwill has been allocated is tested for impairment annually, or more frequently when there is an indication that the unit may be impaired. If the recoverable amount of the cash-generating unit is less than its carrying amount, the impairment loss is allocated first to reduce the carrying amount of any goodwill allocated to the unit and then to the other assets of the unit pro rata based on the carrying amount of each asset in the unit. Any impairment loss for goodwill is recognised directly in profit or loss. An impairment loss recognised for goodwill is not reversed in subsequent periods.

On disposal of the relevant cash-generating unit, the attributable amount of goodwill is included in the determination of the profit or loss on disposal.

The Group's policy for goodwill arising on the acquisition of an associate is described at 1.3.6 below.

1.3.6 Investments in associates and joint ventures

An associate is an entity over which the Group has significant influence. Significant influence is the power to participate in the financial and operating policy decisions of the investee but is not control or joint control over those policies.

A joint venture is a joint arrangement whereby the parties that have joint control of the arrangement have rights to the net assets of the joint arrangement. Joint control is the contractually agreed sharing of control of an arrangement, which exists only when decisions about the relevant activities require unanimous consent of the parties sharing control.

The results and assets and liabilities of associates or joint ventures are incorporated in these consolidated financial statements using the equity method of accounting, except when the investment, or a portion thereof, is classified as held for sale, in which case it is accounted for in accordance with IFRS 5. Under the equity method, an investment in an associate or a joint venture is initially recognised in the consolidated statement of financial position at cost and adjusted thereafter to recognise the Group's share of the profit or loss and other comprehensive income of the associate or joint venture. When the Group's share of losses of an associate or a joint venture exceeds the Group's interest in that associate or joint venture (which includes any long-term interests that, in substance, form part of the Group's net investment in the associate or joint venture), the Group discontinues recognising its share of further losses. Additional losses are recognised only to the extent that the Group has incurred legal or constructive obligations or made payments on behalf of the associate or joint venture.

An investment in an associate or a joint venture is accounted for using the equity method from the date on which the investee becomes an associate or a joint venture. On acquisition of the investment in an associate or a joint venture, any excess of the cost of the investment over the Group's share of the net fair value of the identifiable assets and liabilities of the investee is recognised as goodwill, which is included within the carrying amount of the investment. Any excess of the Group's share of the net fair value of the identifiable assets and liabilities over the cost of the investment, after reassessment, is recognised immediately in profit or loss in the period in which the investment is acquired.

The requirements of IAS 39 are applied to determine whether it is necessary to recognise any impairment loss with respect to the Group’s investment in an associate or a joint venture. When necessary, the entire carrying amount of the investment (including goodwill) is tested for impairment in accordance with IAS 36 ‘Impairment of Assets’ as a single asset by comparing its recoverable amount (higher of value in use and fair value less costs of disposal) with its carrying amount, Any impairment loss recognised forms part of the carrying amount of the investment. Any

NOTES TO THE FINANCIAL STATEMENTS

1. Significant accounting policies (continued)

reversal of that impairment loss is recognised in accordance with IAS 36 to the extent that the recoverable amount of the investment subsequently increases.

The Group continues to use the equity method when an investment in an associate becomes an investment in a joint venture or an investment in a joint venture becomes an investment in an associate. There is no re-measurement to fair value upon such changes in ownership interests.

1.3.7 Revenue recognition

1.3.7.1 Sale of goods

Revenue is measured at the fair value of the consideration received or receivable. Revenue is reduced for estimated customer returns, rebates and other similar allowances.

Revenue from the sale of goods is recognised when the goods are delivered and titles have passed. In relation to revenue from supply and install contracts, the majority of the agreed contract price has been recognised as revenue when the contract is substantially complete, pending completion of minor works. The remainder of the agreed contract price is recognised as revenue when those minor works are completed.

Revenue is recognised when all the following conditions are satisfied:

• the Group has transferred to the buyer the significant risks and rewards of ownership of the goods;

• the Group retains neither continuing managerial involvement to the degree usually associated with ownership nor effective control over the goods sold;
• the amount of revenue can be measured reliably;

• it is probable that the economic benefits associated with the transaction will flow to the Group; and

• the costs incurred or to be incurred in respect of the transaction can be measured reliably.

1.3.7.2 Dividend and interest income

Dividend income from investments is recognised when the shareholder’s right to receive payment has been established (provided that it is probable that the economic benefits will flow to the Group and the amount of income can be measured reliably).

Interest income from a financial asset is recognised when it is probable that the economic benefits will flow to the Group and the amount of revenue can be measured reliably. Interest income is accrued on a time basis, by reference to the principal outstanding and at the effective interest rate applicable, which is the rate that exactly discounts estimated future cash receipts through the expected life of the financial asset to that asset’s net carrying amount on initial recognition.

1.3.8 Leasing

Leases are classified as finance leases whenever the terms of the lease transfer substantially all the risks and rewards of ownership to the lessee. All other leases are classified as operating leases.

1.3.8.1 The Group as lessee

Assets held under finance leases are initially recognised as assets of the Group at their fair value at the inception of the lease or, if lower, at the present value of the minimum lease payments. The corresponding liability to the lessor is included in the statement of financial position as a finance lease obligation.

NOTES TO THE FINANCIAL STATEMENTS

1. Significant accounting policies (continued)

Lease payments are apportioned between finance expenses and reduction of the lease obligation so as to achieve a constant rate of interest on the remaining balance of the liability. Finance expenses are recognised immediately in profit or loss, unless they are directly attributable to qualifying assets, in which case they are capitalised in accordance with the Group’s general policy on borrowing costs (see 1.3.10 below). Contingent rentals are recognised as expenses in the periods in which they are incurred.

Operating lease payments are recognised as an expense on a straight-line basis over the lease term, except where another systematic basis is more representative of the time pattern in which economic benefits from the leased asset are consumed. Contingent rentals arising under operating leases are recognised as an expense in the period in which they are incurred.

In the event that lease incentives are received to enter into operating leases, such incentives are recognised as a liability. The aggregate benefit of incentives is recognised as a reduction of rental expense on a straight-line basis, except where another systematic basis is more representative of the time pattern in which economic benefits from the leased asset are consumed.

1.3.9 Foreign currencies

The individual financial statements of each group entity are presented in the currency of the primary economic environment in which the entity operates (its functional currency). For the purpose of the consolidated financial statements, the results and financial position of each group entity are expressed in Australian dollars (‘$’), which is the functional currency of the Company and the presentation currency for the consolidated financial statements.

In preparing the financial statements of each individual group entity, transactions in currencies other than the entity’s functional currency (foreign currencies) are recognised at the rates of exchange prevailing at the dates of the transactions. At the end of each reporting period, monetary items denominated in foreign currencies are retranslated at the rates prevailing at that date. Non-monetary items carried at fair value that are denominated in foreign currencies are retranslated at the rates prevailing at the date when the fair value was determined. Non- monetary items that are measured in terms of historical cost in a foreign currency are not retranslated.

Exchange differences on monetary items are recognised in profit or loss in the period in which they arise.

For the purpose of presenting these consolidated financial statements, the assets and liabilities of the Group’s foreign operations are translated into Australian dollars using exchange rates prevailing at the end of the reporting period. Income and expense items are translated at the average exchange rates for the period, unless exchange rates fluctuated significantly during that period, in which case the exchange rates at the dates of the transactions are used. Exchange differences arising, if any, are recognised in other comprehensive income and accumulated in equity (and attributed to non-controlling interests as appropriate).

On the disposal of a foreign operation (i.e. a disposal of the Group's entire interest in a foreign operation, or a disposal involving loss of control over a subsidiary that includes a foreign operation, or a partial disposal of an interest in a joint arrangement or an associate that includes a foreign operation of which the retained interest becomes a financial asset), all of the exchange differences accumulated in equity in respect of that operation attributable to the owners of the Company are reclassified to profit or loss.

Goodwill and fair value adjustments to identifiable assets acquired and liabilities assumed through acquisition of a foreign operation are treated as assets and liabilities of the foreign operation and translated at the rate of exchange prevailing at the end of each reporting period. Exchange differences arising are recognised in other comprehensive income.

1.3.10 Borrowing costs

Borrowing costs directly attributable to the acquisition, construction or production of qualifying assets, which are assets that necessarily take a substantial period of time to get ready for their intended use or sale, are added to the cost of those assets, until such time as the assets are substantially ready for their intended use or sale.

NOTES TO THE FINANCIAL STATEMENTS

1. Significant accounting policies (continued)

All other borrowing costs are recognised in profit or loss in the period in which they are incurred.

1.3.11 Employee benefits

1.3.11.1 Short-term and long-term employee benefits

A liability is recognised for benefits accruing to employees in respect of wages and salaries, annual leave and sick leave in the period the related service is rendered.

Liabilities recognised in respect of short-term employee benefits, are measured at their nominal values using the remuneration rate expected to apply at the time of settlement.

Liabilities recognised in respect of long term employee benefits (i.e. annual leave, long service leave and retirement benefits) are measured as the present value of the estimated future cash outflows to be made by the Group in respect of services provided by employees up to reporting date.

1.3.11.2 Termination benefits

A liability for a termination benefit is recognised at the earlier of when the entity can no longer withdraw the offer of the termination benefit and when the entity recognises any related restructuring costs.

1.3.12 Taxation

Income tax expense represents the sum of the tax currently payable and deferred tax.

1.3.12.1 Current tax

The tax currently payable is based on taxable profit for the year. Taxable profit differs from profit before tax as reported in the consolidated income statement and other comprehensive income because of items of income or expense that are taxable or deductible in other years and items that are never taxable or deductible. The Group’s current tax is calculated using tax rates that have been enacted or substantively enacted by the end of the reporting period.

1.3.12.2 Deferred tax

Deferred tax is recognised on temporary differences between the carrying amounts of assets and liabilities in the consolidated financial statements and the corresponding tax bases used in the computation of taxable profit. Deferred tax liabilities are generally recognised for all taxable temporary differences. Deferred tax assets are generally recognised for all deductible temporary differences to the extent that it is probable that taxable profits will be available against which those deductible temporary differences can be utilised. Such deferred tax assets and liabilities are not recognised if the temporary difference arises from the initial recognition (other than in a business combination) of assets and liabilities in a transaction that affects neither the taxable profit nor the accounting profit. In addition, deferred tax liabilities are not recognised if the temporary difference arises from the initial recognition of goodwill.

Deferred tax liabilities are recognised for taxable temporary differences associated with investments in subsidiaries and associates, and interests in joint ventures, except where the Group is able to control the reversal of the temporary difference and it is probable that the temporary difference will not reverse in the foreseeable future. Deferred tax assets arising from deductible temporary differences associated with such investments and interests are only recognised to the extent that it is probable that there will be sufficient taxable profits against which to utilise the benefits of the temporary differences and they are expected to reverse in the foreseeable future.

The carrying amount of deferred tax assets is reviewed at the end of each reporting period and reduced to the extent that it is no longer probable that sufficient taxable profits will be available to allow all or part of the asset to be recovered.

NOTES TO THE FINANCIAL STATEMENTS

1. Significant accounting policies (continued)

Deferred tax assets and liabilities are measured at the tax rates that are expected to apply in the period in which the liability is settled or the asset realised, based on tax rates (and tax laws) that have been enacted or substantively enacted by the end of the reporting period. The measurement of deferred tax liabilities and assets reflects the tax consequences that would follow from the manner in which the Group expects, at the end of the reporting period, to recover or settle the carrying amount of its assets and liabilities.

Deferred tax liabilities and assets are offset when there is a legally enforceable right to set off current tax assets against current tax liabilities and when they relate to income taxes levied by the same taxation authority and the Group intends to settle its current tax assets and liabilities on a net basis.

1.3.12.3 Current and deferred tax for the year

Current and deferred tax are recognised in profit or loss, except when they relate to items that are recognised in other comprehensive income or directly in equity, in which case the current and deferred tax are also recognised in other comprehensive income or directly in equity, respectively. Where current tax or deferred tax arises from the initial accounting for a business combination, the tax effect is included in the accounting for the business combination.

1.3.12.4 Tax consolidation

For the purposes of income taxation, USG Boral Building Products Pty Limited and its wholly-owned Australian controlled entities elected to form a tax consolidated group effective 1 March 2014. As a consequence all members of the tax consolidated group are taxed as a single entity. The head entity, USG Boral Building Products Pty
Limited and the controlled entities in the tax consolidated group continue to account for their own current and deferred tax amounts. Despite a tax sharing and tax funding agreement not being in place, the tax consolidated group accounts for tax balances as if an agreement is in place.

1.3.13 Property, plant and equipment

Land and buildings held for use in the production or supply of goods or services, or for administrative purposes, are stated in the consolidated statement of financial position at cost, less any subsequent accumulated depreciation and subsequent accumulated impairment losses. Revaluations are performed with sufficient regularity such that the carrying amounts do not differ materially from those that would be determined using fair values at the end of each reporting period.

Freehold land is not depreciated.
Fixtures and equipment are stated at cost less accumulated depreciation and accumulated impairment losses. Depreciation is recognised so as to write off the cost or valuation of assets (other than freehold land and properties under construction) less their residual values over their useful lives, using the straight-line method. The estimated useful lives, residual values and depreciation method are reviewed at the end of each reporting period, with the effect of any changes in estimate accounted for on a prospective basis.

The depreciation and amortisation rates used for each class of asset are as follows:

For the year ended 30 June	2016 (Unaudited)	2015 (Unaudited)	2014
Buildings	12/1/2005	12/1/2005	1 - 10%
Plant and equipment	4 - 33.3%	4 - 33.3%	5 - 33.3%

Assets held under finance leases are depreciated over their expected useful lives on the same basis as owned assets. However, when there is no reasonable certainty that ownership will be obtained by the end of the lease term, assets are depreciated over the shorter of the lease term and their useful lives.

NOTES TO THE FINANCIAL STATEMENTS

1. Significant accounting policies (continued)

An item of property, plant and equipment is derecognised upon disposal or when no future economic benefits are expected to arise from the continued use of the asset. Any gain or loss arising on the disposal or retirement of an item of property, plant and equipment is determined as the difference between the sales proceeds and the carrying amount of the asset and is recognised in profit or loss.

1.3.14 Intangible assets

1.3.14.1 Intangible assets acquired separately

Intangible assets with finite lives that are acquired separately are carried at cost less accumulated amortisation and accumulated impairment losses. Amortisation is recognised on a straight-line basis over their estimated useful lives. The estimated useful life and amortisation method are reviewed at the end of each reporting period, with the effect of any changes in estimate being accounted for on a prospective basis. Intangible assets with indefinite useful lives that are acquired separately are carried at cost less accumulated impairment losses.

1.3.14.2 Internally-generated intangible assets - research and development expenditure

Expenditure on research activities is recognised as an expense in the period in which it is incurred.

An internally-generated intangible asset arising from development (or from the development phase of an internal project) is recognised if, and only if, all of the following have been demonstrated:

• the technical feasibility of completing the intangible asset so that it will be available for use or sale;
• the intention to complete the intangible asset and use or sell it;
• the ability to use or sell the intangible asset;
• how the intangible asset will generate probable future economic benefits;
• the availability of adequate technical, financial and other resources to complete the development and to use or sell the intangible asset; and
• the ability to measure reliably the expenditure attributable to the intangible asset during its development.

The amount initially recognised for internally-generated intangible assets is the sum of the expenditure incurred from the date when the intangible asset first meets the recognition criteria listed above. Where no internally- generated intangible asset can be recognised, development expenditure is recognised in profit or loss in the period in which it is incurred.

Subsequent to initial recognition, internally-generated intangible assets are reported at cost less accumulated amortisation and accumulated impairment losses, on the same basis as intangible assets that are acquired separately.

1.3.14.3 Intangible assets acquired in a business combination

Intangible assets acquired in a business combination and recognised separately from goodwill are initially recognised at their fair value at the acquisition date (which is regarded as their cost).

Subsequent to initial recognition, intangible assets acquired in a business combination are reported at cost less accumulated amortisation and accumulated impairment losses, on the same basis as intangible assets that are acquired separately.

1.3.14.4 Derecognition of intangible assets

An intangible asset is derecognised on disposal, or when no future economic benefits are expected from use or disposal. Gains or losses arising from derecognition of an intangible asset, measured as the difference between the net disposal proceeds and the carrying amount of the asset are recognised in profit or loss when the asset is derecognised.

NOTES TO THE FINANCIAL STATEMENTS

1. Significant accounting policies (continued)

1.3.15 Impairment of tangible and intangible assets other than goodwill

At the end of each reporting period, the Group reviews the carrying amounts of its tangible and intangible assets to determine whether there is any indication that those assets have suffered an impairment loss. If any such indication exists, the recoverable amount of the asset is estimated in order to determine the extent of the impairment loss (if any). When it is not possible to estimate the recoverable amount of an individual asset, the Group estimates the recoverable amount of the cash-generating unit to which the asset belongs. When a reasonable and consistent basis of allocation can be identified, corporate assets are also allocated to individual cash-generating units, or otherwise they are allocated to the smallest group of cash-generating units for which a reasonable and consistent allocation basis can be identified.

Intangible assets with indefinite useful lives and intangible assets not yet available for use are tested for impairment at least annually, and whenever there is an indication that the asset may be impaired.

Recoverable amount is the higher of fair value less costs of disposal and value in use. In assessing fair value less the cost of disposal, the estimated future cash flows are discounted to their present value using a post-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset for which the estimates of future cash flows have not been adjusted.

If the recoverable amount of an asset (or cash-generating unit) is estimated to be less than its carrying amount, the carrying amount of the asset (or cash-generating unit) is reduced to its recoverable amount. An impairment loss is recognised immediately in profit or loss, unless the relevant asset is carried at a revalued amount, in which case the impairment loss is treated as a revaluation decrease.

When an impairment loss subsequently reverses, the carrying amount of the asset (or cash-generating unit) is increased to the revised estimate of its recoverable amount, but so that the increased carrying amount does not exceed the carrying amount that would have been determined had no impairment loss been recognised for the asset (or cash-generating unit) in prior years. A reversal of an impairment loss is recognised immediately in profit or loss, unless the relevant asset is carried at a revalued amount, in which case the reversal of the impairment loss is treated as a revaluation increase.

1.3.16 Inventories

Inventories are stated at the lower of cost and net realisable value. Costs of inventories are determined on a first- in-first-out basis. Net realisable value represents the estimated selling price for inventories less all estimated costs of completion and costs necessary to make the sale.

1.3.17 Provisions

Provisions are recognised when the Group has a present obligation (legal or constructive) as a result of a past event, it is probable that the Group will be required to settle the obligation, and a reliable estimate can be made of the amount of the obligation.

The amount recognised as a provision is the best estimate of the consideration required to settle the present obligation at the end of the reporting period, taking into account the risks and uncertainties surrounding the obligation. When a provision is measured using the cash flows estimated to settle the present obligation, its carrying amount is the present value of those cash flows (where the effect of the time value of money is material).

When some or all of the economic benefits required to settle a provision are expected to be recovered from a third party, a receivable is recognised as an asset if it is virtually certain that reimbursement will be received and the amount of the receivable can be measured reliably.

NOTES TO THE FINANCIAL STATEMENTS

1. Significant accounting policies (continued)

1.3.17.1 Restructurings

A restructuring provision is recognised when the Group has developed a detailed formal plan for the restructuring and has raised a valid expectation in those affected that it will carry out the restructuring by starting to implement the plan or announcing its main features to those affected by it. The measurement of a restructuring provision includes only the direct expenditures arising from the restructuring, which are those amounts that are both necessarily entailed by the restructuring and not associated with the ongoing activities of the entity.

1.3.18 Financial instruments

Financial assets and financial liabilities are recognised when a group entity becomes a party to the contractual provisions of the instrument.

Financial assets and financial liabilities are initially measured at fair value. Transaction costs that are directly attributable to the acquisition or issue of financial assets and financial liabilities (other than financial assets and financial liabilities at fair value through profit or loss) are added to or deducted from the fair value of the financial assets or financial liabilities, as appropriate, on initial recognition. Transaction costs directly attributable to the acquisition of financial assets or financial liabilities at fair value through profit or loss are recognised immediately in profit or loss.

1.3.18.1 Effective interest method

The effective interest method is a method of calculating the amortised cost of a debt instrument and of allocating interest income over the relevant period. The effective interest rate is the rate that exactly discounts estimated future cash receipts (including all fees on points paid or received that form an integral part of the effective interest rate, transaction costs and other premiums or discounts) through the expected life of the debt instrument, or (where appropriate) a shorter period, to the net carrying amount on initial recognition.

1.3.18.2 Loans and receivables

Trade receivables, loans, and other receivables that have fixed or determinable payments that are not quoted in an active market are classified as ‘loans and receivables’. Loans and receivables are measured at amortised cost using the effective interest method, less any impairment. Interest income is recognised by applying the effective interest rate, except for short-term receivables when the effect of discounting is immaterial.

1.3.18.3 Impairment of financial assets

Financial assets are assessed for indicators of impairment at the end of each reporting period. Financial assets are considered to be impaired when there is objective evidence that, as a result of one or more events that occurred after the initial recognition of the financial asset, the estimated future cash flows of the investment have been affected.

For all other financial assets, objective evidence of impairment could include:

• significant financial difficulty of the issuer or counterparty; or
• breach of contract, such as a default or delinquency in interest or principal payments; or
• it becoming probable that the borrower will enter bankruptcy or financial re-organisation; or
• the disappearance of an active market for that financial asset because of financial difficulties.

For certain categories of financial assets, such as trade receivables, assets are assessed for impairment on a collective basis even if they were assessed not to be impaired individually. Objective evidence of impairment for a portfolio of receivables could include the Group’s past experience of collecting payments, an increase in the number of delayed payments in the portfolio past the average credit period of 60 days, as well as observable changes in national or local economic conditions that correlate with default on receivables.

NOTES TO THE FINANCIAL STATEMENTS

1. Significant accounting policies (continued)

For financial assets carried at amortised cost, the amount of the impairment loss recognised is the difference between the asset’s carrying amount and the present value of estimated future cash flows, discounted at the financial asset’s original effective interest rate.

For financial assets that are carried at cost, the amount of the impairment loss is measured as the difference between the asset’s carrying amount and the present value of the estimated future cash flows discounted at the current market rate of return for a similar financial asset. Such impairment loss will not be reversed in subsequent periods.

The carrying amount of the financial asset is reduced by the impairment loss directly for all financial assets with the exception of trade receivables, where the carrying amount is reduced through the use of an allowance account. When a trade receivable is considered uncollectible, it is written off against the allowance account. Subsequent recoveries of amounts previously written off are credited against the allowance account. Changes in the carrying amount of the allowance account are recognised in profit or loss.

For financial assets measured at amortised cost, if, in a subsequent period, the amount of the impairment loss decreases and the decrease can be related objectively to an event occurring after the impairment was recognised, the previously recognised impairment loss is reversed through profit or loss to the extent that the carrying amount of the investment at the date the impairment is reversed does not exceed what the amortised cost would have been had the impairment not been recognised.

1.3.18.4 Derecognition of financial assets

The Group derecognises a financial asset when the contractual rights to the cash flows from the asset expire, or when it transfers the financial asset and substantially all the risks and rewards of ownership of the asset to another party. If the Group neither transfers nor retains substantially all the risks and rewards of ownership and continues to control the transferred asset, the Group recognises its retained interest in the asset and an associated liability for amounts it may have to pay. If the Group retains substantially all the risks and rewards of ownership of a transferred financial asset, the Group continues to recognise the financial asset and also recognises a collateralised borrowing for the proceeds received.

On derecognition of a financial asset in its entirety, the difference between the asset's carrying amount and the sum of the consideration received and receivable and the cumulative gain or loss that had been recognised in other comprehensive income and accumulated in equity is recognised in profit or loss.

On derecognition of a financial asset other than in its entirety (e.g. when the Group retains an option to repurchase part of a transferred asset), the Group allocates the previous carrying amount of the financial asset between the part it continues to recognise under continuing involvement, and the part it no longer recognises on the basis of the relative fair values of those parts on the date of the transfer. The difference between the carrying amount allocated to the part that is no longer recognised and the sum of the consideration received for the part no longer recognised and any cumulative gain or loss allocated to it that had been recognised in other comprehensive income is recognised in profit or loss. A cumulative gain or loss that had been recognised in other comprehensive income is allocated between the part that continues to be recognised and the part that is no longer recognised on the basis of the relative fair values of those parts.

1.3.19 Financial liabilities and equity instruments

1.3.19.1 Classification as debt or equity

Debt and equity instruments are classified as either financial liabilities or as equity in accordance with the substance of the contractual arrangement.

1.3.19.2 Equity instruments

An equity instrument is any contract that evidences a residual interest in the assets of an entity after deducting all

NOTES TO THE FINANCIAL STATEMENTS

1. Significant accounting policies (continued)

of its liabilities. Equity instruments issued by a group entity are recognised at the proceeds received, net of direct issue costs.

Repurchase of the Company’s own equity instruments is recognised and deducted directly in equity. No gain or loss is recognised in profit or loss on the purchase, sale, issue or cancellation of the Company’s own equity instruments.

1.3.19.3 Other financial liabilities

Other financial liabilities, including borrowings and trade and other payables, are initially measured at fair value, net of transaction costs.

Other financial liabilities are subsequently measured at amortised cost using the effective interest method, with interest expense recognised on an effective yield basis.

The effective interest method is a method of calculating the amortised cost of a financial liability and of allocating interest expense over the relevant period. The effective interest rate is the rate that exactly discounts estimated future cash payments through the expected life of the financial liability, or (where appropriate) a shorter period, to the net carrying amount on initial recognition.

1.3.19.4 Derecognition of financial liabilities

The Group derecognises financial liabilities when, and only when, the Group’s obligations are discharged, cancelled or have expired. The difference between the carrying amount of the financial liability derecognised and the consideration paid and payable is recognised in profit or loss.

1.3.20 Goods and services tax

Revenues, expenses and assets are recognised net of the amount of goods and services tax (GST), except:

i. where the amount of GST incurred is not recoverable from the taxation authority, it is recognised as part of the cost of acquisition of an asset or as part of an item of expense; or

ii. for receivables and payables which are recognised inclusive of GST.

The net amount of GST recoverable from, or payable to, the taxation authority is included as part of receivables or payables.

Cash flows are included in the statement of cash flows on a gross basis. The GST component of cash flows arising from investing and financing activities which is recoverable from, or payable to, the taxation authority is classified within operating cash flows.

1.4 Key sources of estimation uncertainty

In the application of the Group’s accounting policies, which are described in note 1.3, the directors of the Company are required to make judgements, estimates and assumptions about the carrying amounts of assets and liabilities that are not readily apparent from other sources. The estimates and associated assumptions are based on historical experience and other factors that are considered to be relevant. Actual results may differ from these estimates.

The estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognised in the period in which the estimate is revised if the revision affects only that period, or in the period of the revision and future periods if the revision affects both current and future periods.

NOTES TO THE FINANCIAL STATEMENTS

1. Significant accounting policies (continued)

Information about the principal areas in which judgement is applied is included in:

• Note 1.3.14 Intangible assets; and

• Note 1.3.15 Impairment of tangible and intangible assets other than goodwill.

NOTES TO THE FINANCIAL STATEMENTS
USG Boral Building Products Pty Limited and Controlled Entities

		CONSOLIDATED
		2016	2015	2014
		(Unaudited)	(Unaudited)
For the year ended 30 June	Note	A$'000	A$'000	A$'000
2. Profit for the year REVENUE
Sale of goods		504,583	426,450	394,762
Total revenue on sale of goods		504,583	426,450	394,762
OTHER EXPENSES Significant items	3	-	59	1,481
Net foreign exchange loss		262	14	140
Net loss on sale of assets		296	49	43
Total other expenses		558	122	1,664
DEPRECIATION AND AMORTISATION EXPENSES Buildings		3,499	2,903	3,097
Plant and equipment		12,101	11,874	11,700
Other intangibles		2,462	2,462	821
Total depreciation and amortisation expenses		18,062	17,239	15,618
NET FINANCING INCOME/COSTS Interest income received or receivable from: Associated entities		564	585	546
Other parties (cash at bank and bank short-term deposits)		424	913	84
Total interest income		988	1,498	630
Interest expense paid or payable to: Related parties		-	-	4,283
Other parties		84	16	84
Total interest expense		84	16	4,367
Net financing income/(costs)		904	1,482	(3,737)
OTHER CHARGES Employee benefits expense*		90,257	73,435	100,966
Operating lease rental charges		16,547	14,859	13,894
Bad and doubtful debts expense		1,158	1,458	1,296

* Employee benefits expense includes salaries and wages, defined benefit, defined contribution expenses termination and other entitlements.

NOTES TO THE FINANCIAL STATEMENTS
USG Boral Building Products Pty Limited and Controlled Entities

		CONSOLIDATED
		2016	2015	2014
		(Unaudited)	(Unaudited)
For the year ended 30 June	Note	A$'000	A$'000	A$'000

3. Significant items
Net profit includes the following items whose disclosure is relevant in explaining the financial performance of the Group:
Organisational restructure costs	(i)	—	(59)	(1,481)

Summary of significant items
Loss before tax		—	(59)	(1,481)
Income tax benefit		—	18	444
Net significant items		—	(41)	(1,037)

2016 (Unaudited) Significant items
(i) Organisational restructure costs
There was no restructuring cost incurred during the year ended 30 June 2016 (unaudited).

2015 (Unaudited) and 2014 Significant items
(i) Organisational restructure costs
The company incurred redundancy and restructuring costs of $59,000 (unaudited) and $1,481,000 during the year ended 30 June 2015 and 2014, respectively to simplify business structures and improve operational efficiency.

NOTES TO THE FINANCIAL STATEMENTS
USG Boral Building Products Pty Limited and Controlled Entities

CONSOLIDATED

		2016 (Unaudited)	2015 (Unaudited)	2014
For the year ended 30 June	Note	A$'000	A$'000	A$'000
4. Income tax expense
(i) Income tax expense
Current income tax expense		16,765	12,480	8,806
Deferred income tax (benefit)/expense		(1,053)	490	(3,612)
Adjustments of deferred income tax for previous years		(1,727)	-	-
Adjustments of current income tax for previous years 1,291 (900) 441
Income tax expense attributable to profit		15,276	12,070	5,635
(ii) Reconciliation of income tax expense
Income tax expense on profit:
- at Australian tax rate 30% (2015: 30% and 2014: 30%)		19,356	15,425	10,275
- at New Zealand tax rate 28% (2015: 28% and 2014: 28%)		(176)	365	49
Share of associates' net profit		(3,696)	(3,142)	(2,446)
Restatement of deferred taxes on exit from Boral Limited tax group		-	-	(3,525)
Other items		228	322	841
Income tax expense on profit		15,712	12,970	5,194
Adjustments of deferred income tax for previous years		(1,727)	-	-
Adjustments of current income tax for previous years		1,291	(900)	441
Income tax expense attributable to profit		15,276	12,070	5,635
Income tax expense
Income tax expense excluding significant items		15,276	12,088	6,079
Income tax benefit relating to significant items 3 - (18) (444)
Total income tax expense 15,276 12,070 5,635

(iii) Tax amounts recognised directly in equity

There were no deferred tax amounts charged/(credited) directly to equity during the year ended 30 June 2016 (unaudited), 30 June 2015 (unaudited) and 30 June 2014.

NOTES TO THE FINANCIAL STATEMENTS
USG Boral Building Products Pty Limited and Controlled Entities

5. Dividends

Dividends recognised by the Group are:

	Cents per share	Total amount A$'000s	Franked amount Cents per share	Date of payment

2016 (unaudited)
2016 (unaudited)	2.01	20,563	2.01	19th November, 2015
2016 (unaudited)	1.82	18,623	1.82	19th May, 2016
Total (unaudited)	3.83	39,186	3.83

2015 (unaudited)
2015 (unaudited)	2.22	22,698	2.22	18th May, 2015
Total (unaudited)	2.22	22,698	2.22

2014
2014 no dividends paid	—	—	—
Total	—	—	—

Dividend franking account
The balance of the franking account as at 30 June 2016 is $14,923,734 (unaudited) (2015: $10,278,953 (unaudited)
and 2014: $5,133,342) after adjusting for franking credits/(debits) that will arise from:

• the payment of and receipt of dividends;
• the payment/refund of the amount of the current tax liability;

and before taking into account the franking credits associated with the future declaration and payment of dividends subsequent to year end.

NOTES TO THE FINANCIAL STATEMENTS
USG Boral Building Products Pty Limited and Controlled Entities

	CONSOLIDATED
	2016	2015
	(Unaudited)	(Unaudited)
As at 30 June	A$'000	A$'000
6. Cash and cash equivalents
Cash at bank and on hand	33,259	41,154
Total cash and cash equivalents	33,259	41,154

7. Receivables
Current
Trade receivables	86,945	73,508
Receivables from associated entities and related parties	9,526	6,918
	96,471	80,426
Less: Allowance for impairment	(2,284)	(1,761)
Total trade receivables	94,187	78,665

The Group requires all customers to pay in accordance with agreed payment terms. Included in the Group's trade receivables are debtors with a carrying value of $23,705,000 (unaudited) (2015: $21,210,000 (unaudited)), which are past due but not impaired. These relate to a number of debtors with no significant change in credit quality or history of default. The ageing analysis is as follows:

Trade receivables - past due 1-60 days	21,962	19,172
Trade receivables - past due > 60 days	1,743	2,038

Allowance for impairment
An allowance for impairment of trade receivables is raised when there is objective evidence that an individual receivable is impaired. Indicators of impairment would include significant financial difficulties of the debtor, the probability that the debtor will enter bankruptcy or financial reorganisation and default or delinquency in payments.
The movement in the allowance for impairment in respect to trade receivables during the year was as follows: CONSOLIDATED

As at 30 June	2016 (Unaudited) A$'000	2015 (Unaudited) A$'000	2014 A$'000
Balance at the beginning of the year	(1,761)	(867)	(669)
Amounts written off during the year	635	675	1,098
Increase recognised in income statement	(1,158)	(1,569)	(1,296)
Balance at the end of the year	(2,284)	(1,761)	(867)
Non-current
Loans to associated entities	7,500	11,750	10,000
Less: Allowance for impairment	—	—	—
Total	7,500	11,750	10,000

No amounts owing by associates were past due as at 30 June 2016 (unaudited) and 30 June 2015 (unaudited).

NOTES TO THE FINANCIAL STATEMENTS
USG Boral Building Products Pty Limited and Controlled Entities

	CONSOLIDATED
	2016	2015
	(Unaudited)	(Unaudited)
As at 30 June	A$'000	A$'000

8. Inventories and work in progress

Inventories
Raw materials and consumable stores	7,275	6,243
Finished goods	32,738	27,690
Total inventories	40,013	33,933

Work in progress
Work in progress	5,900	5,743
Total work in progress	5,900	5,743

Work-in-progress is in respect of supply and install contracts. For revenue from supply and install contracts, the majority of the agreed contract price has been recognised as revenue when the contract is substantially complete, pending completion of minor works. The remainder of the agreed contract price is recognised as revenue when those minor works are completed.

9. Investments accounted for using the equity method

				CONSOLIDATED
				OWNERSHIP INTEREST		INVESTMENT CARRYING AMOUNT
				2016	2015	2016	2015
	Principal	Country of	Balance	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Name	activity	incorporation	date	%	%	A$'000	A$'000

Details of investments in associates and joint ventures

Gypsum Resources Australia Pty Ltd	Trustee Company	Australia	30-Jun	50	50	—	—
Gypsum Resources Trust*	Manufacturer and distributor of Gypsum products	Australia	31-Mar	50	50	12,015	12,015
Rondo Building Services Pty Ltd	Rollform systems	Australia	30-Jun	50	50	18,919	15,594
Total investments in associates						30,934	27,609

						CONSOLIDATED
						2016	2015
						(Unaudited)	(Unaudited)
As at 30 June						A$'000	A$'000
Rondo Building Services Pty Ltd
Movements in carrying value of equity accounted investments
Balance at the beginning of the year						15,594	13,261
Share of equity accounted profit						12,320	10,472
Dividends received						(9,000)	(8,000)
Share of movement in currency reserve						5	(139)
Balance at the end of the year						18,919	15,594

						CONSOLIDATED
						2016	2015
						(Unaudited)	(Unaudited)
As at 30 June						A$'000	A$'000
Gypsum Resources Trust*
Movements in carrying value of equity accounted investments
Balance at the beginning of the year						12,015	12,015	**
Share of equity accounted profit						—	—
Dividends received						—	—
Share of movement in currency reserve						—	—
Balance at the end of the year						12,015	12,015
* During the year ended 30 June 2015, the Company has reviewed its agreement with Gypsum Resources Trust and believe that this should be a joint venture and accounted for as an equity accounted investment.

** This is a loan to the Trust which is considered as part of the Investment.

NOTES TO THE FINANCIAL STATEMENTS
USG Boral Building Products Pty Limited and Controlled Entities

9. Investments accounted for using the equity method (continued)

Rondo Building Services Pty Ltd

Summary of performance and financial position of associates and joint ventures

The Group's share of aggregate revenue, profits, assets and liabilities of associates is as follows:

	CONSOLIDATED
	2016	2015	2014
	(Unaudited)	(Unaudited)
For the year ended 30 June	A$'000	A$'000	A$'000

Associates' revenue	221,858	209,945	160,858

Associates' profit before income tax expense	36,255	30,019	23,274
Associates' income tax expense	(11,105)	(9,075)	(6,966)
Associates' net profit	25,150	20,944	16,308
The Group's share based on 50% ownership	12,320	10,472	8,154

	CONSOLIDATED
	2016	2015	2014
	(Unaudited)	(Unaudited)
As at 30 June	A$'000	A$'000	A$'000
Associates' net assets
Current assets	74,866	74,774	60,052
Non-current assets	19,038	17,448	16,182
Total assets	93,904	92,222	76,234

Current liabilities	52,351	57,607	45,942
Non-current liabilities	2,454	2,491	3,770
Total liabilities	54,805	60,098	49,712

Net assets	39,099	32,124	26,522
The Group's share of net assets based on 50% ownership	19,549	16,062	13,261

Share of associates' commitments

Share of associates' capital expenditure commitments contracted but not provided for:
Not later than one year	1,250	1,050	1,242

Share of associates' operating lease commitments payable:
Not later than one year	3,842	3,168	3,320
Later than one year but not later than five years	10,095	8,077	9,970
Later than five years	0	0	150
Total share of associates' operating lease commitments payable	13,937	11,245	13,440

NOTES TO THE FINANCIAL STATEMENTS
USG Boral Building Products Pty Limited and Controlled Entities

9. Investments accounted for using the equity method (continued)

Gypsum Resources Trust

Summary of performance and financial position of associates and joint ventures
The Group's share of aggregate revenue, profits, assets and liabilities of associates is as follows: CONSOLIDATED

	CONSOLIDATED
	2016	2015	2014
	(Unaudited)	(Unaudited)
For the year ended 30 June	A$'000	A$'000	A$'000

Associates' revenue	97,379	86,895	0

Associates' profit before income tax expense	0	0	0
Associates' income tax expense	0	0	0
Associates' net profit	0	0	0
The Group's share based on 50% ownership	0	0	0

	CONSOLIDATED
	2016	2015	2014
	(Unaudited)	(Unaudited)
As at 30 June	A$'000	A$'000	A$'000
Associates' net assets
Current assets	30,273	28,280	0
Non-current assets	14,048	12,220	0
Total assets	44,321	40,500	0

Current liabilities	9,471	9,661	0
Non-current liabilities	24,029	24,029	0
Total liabilities	33,500	33,690	0

Net assets	10,821	6,810	0
The Group's share of net assets based on 50% ownership	5,411	3,405	0

Share of associates' commitments

Share of associates' capital expenditure commitments contracted but not provided for:
Not later than one year	520	0	0

Share of associates' operating lease commitments payable:
Not later than one year	434	427	0
Later than one year but not later than five years	1,737	1,796	0
Later than five years	3,371	3,537	0
Total share of associates' operating lease commitments payable	5,542	5,760	0

NOTES TO THE FINANCIAL STATEMENTS
USG Boral Building Products Pty Limited and Controlled Entities

	CONSOLIDATED
	2016	2015	2014
	(Unaudited)	(Unaudited)
As at 30 June	A$'000	A$'000	A$'000

10. Property, plant and equipment

Land and buildings
At cost	148,889	147,540	149,004
Less: Accumulated depreciation, amortisation and impairment	(23,306)	(19,922)	(18,085)
Total land and buildings net carrying amount	125,583	127,618	130,919

Plant and equipment
At cost	305,536	289,249	285,740
Less: Accumulated depreciation and impairment	(128,179)	(117,987)	(114,657)
Net carrying amount	177,357	171,262	171,083

Leased plant and equipment capitalised	345	345	345
Less: Accumulated amortisation	(156)	(104)	(51)
Net carrying amount	189	241	294
Total plant and equipment net carrying amount	177,546	171,503	171,377

Total	303,129	299,121	302,296

Reconciliations

	CONSOLIDATED
	2016	2015	2014
	(Unaudited)	(Unaudited)
As at 30 June	A$'000	A$'000	A$'000

Land and buildings
Balance at the beginning of the year	127,618	130,919	131,631
Additions	548	1,129	2,385
Disposals	(139)	0	0
Leasehold improvements on operating leases	1,055	0	0
Other	0	(1,527)	0
Depreciation expense	(3,499)	(2,903)	(3,097)
Balance at the end of the year	125,583	127,618	130,919

Plant and equipment
Balance at the beginning of the year	171,503	171,377	178,207
Additions	17,774	16,397	1,861
Acquisitions through business combinations	0	0	3,146
Disposals	(157)	(49)	(43)
Other	385	(4,020)	0
Foreign exchange movement	142	(328)	(94)
Depreciation expense	(12,101)	(11,874)	(11,700)
Balance at the end of the year	177,546	171,503	171,377

NOTES TO THE FINANCIAL STATEMENTS
USG Boral Building Products Pty Limited and Controlled Entities

	CONSOLIDATED
	2016	2015
	(Unaudited)	(Unaudited)
As at 30 June	A$'000	A$'000

11. Intangibles

Goodwill	13,914	13,859

Other intangible assets	39,299	39,250
Less: Accumulated amortisation	(5,745)	(3,283)
Other intangible assets net carrying amount	33,554	35,967

Total intangibles net carrying amount	47,468	49,826

Reconciliation of movements in goodwill

Balance at the beginning of the year	13,859	14,021
Write off of goodwill	0	(177)
Net foreign currency exchange differences	55	15
Balance at the end of the year	13,914	13,859

There was no write off of goodwill during the year ended 30 June 2014.

Impairment testing for cash generating units containing goodwill

USG Boral Building Products Pty Limited is responsible for the manufacture and distribution of plasterboard and associated products throughout Australia and New Zealand. Sales are made direct to major builders or via a network of retail outlets consisting of wholly owned and independent distributors. For impairment purposes USG Boral Building Products Pty Limited has two Cash Generating Units (CGU): USG Boral Building Products Pty Limited operations in ("Australia") and USG Boral Building Products NZ operations in ("New Zealand"). The aggregate carrying amounts of goodwill allocated to each CGU are as follows:

	2016	2015
	(Unaudited)	(Unaudited)
As at 30 June	A$'000	A$'000
Australia CGU	12,791	12,791
New Zealand CGU	1,123	1,068
Total	13,914	13,859

Key assumptions

The recoverable amount of the CGU was based on fair value less costs of disposal, estimated using discounted cash flows. The fair value measurement was categorised as a Level 3 fair value based on the inputs in the valuation technique used.
The key assumptions used in the estimation of the recoverable amount are set out below. The fair value less cost of disposal calculations use post-tax cash flow projections based on financial budgets and plans approved by management. Cash flows are projected over a ten year period to recognise the cyclical nature of the Australian and New Zealand building industry. Cash flows beyond the projection period are extrapolated using a growth rate of 1.5% (unaudited) for Australia and 2% (unaudited) for New Zealand during the year ended 30 June 2016 (2015: growth rate of 2.25% (unaudited) for Australia and New Zealand). This growth rate does not exceed the long-term average growth rate for the industry in which the CGU operates.
The Company's weighted cost of capital is used as a starting point for determining the discount rate. The post-tax discount rate applied to post-tax cash flows is 11% (unaudited) for Australia and New Zealand during the year ended 30 June 2016 (2015:
10.5% (unaudited) for Australia and 10.75% (unaudited) for New Zealand).

The key assumptions relate to:

- housing starts and market share, plasterboard demand, plasterboard intensity and economic activity in Australia and New
Zealand.

These assumptions have been determined with reference to current performance and taking into account external forecasts. Housing starts and plasterboard demand forecasts utilised in the cash flow projections are based on historical experiences.
The recoverable amount of the CGU's based on fair value less cost of disposal exceeds their carrying value as at 30 June 2016 (unaudited) and 30 June 2015 (unaudited).

NOTES TO THE FINANCIAL STATEMENTS
USG Boral Building Products Pty Limited and Controlled Entities

	CONSOLIDATED
	2016	2015	2014
	(Unaudited)	(Unaudited)
As at 30 June	A$'000	A$'000	A$'000

11. Intangibles (continued)

Reconciliation of movements in other intangibles

Balance at the beginning of the year	35,967	38,443	0
Acquisition of other intangibles	0	0	38,617
Acquisition of entities or operations	0	0	667
Amortisation expense	(2,462)	(2,462)	(821)
Net foreign currency exchange differences	49	(14)	(20)
Balance at the end of the year	33,554	35,967	38,443

Other intangible assets

Other intangible assets relate predominantly to Intellectual Property. Where appropriate, other intangible assets are amortised at rates from 5% to 20% with Intellectual Property being amortised over 11.4 years during the years ended 30 June 2016 (unaudited), 30 June 2015 (unaudited) and 30 June 2014. Amortisation expense is included in depreciation and amortisation as disclosed in note 2.

	CONSOLIDATED
	2016	2015
	(Unaudited)	(Unaudited)
As at 30 June	A$'000	A$'000

12. Payables

Current
Trade creditors	51,056	42,805
Payables to associated entities and related parties	6,612	6,722
Total payables	57,668	49,527

13. Loans and borrowings

Current
Finance lease liabilities	189	241
Total loans and borrowings	189	241

NOTES TO THE FINANCIAL STATEMENTS
USG Boral Building Products Pty Limited and Controlled Entities

	CONSOLIDATED
	2016	2015
	(Unaudited)	(Unaudited)
As at 30 June	A$'000	A$'000

14. Income tax payable

Current
Current tax payable	6,018	9,864

USG Boral Building Products Pty Limited and its 100% owned Australian resident subsidiaries formed a tax consolidated group with effect from 1 March 2014. USG Boral Building Products Pty Limited is the head entity of the tax consolidated group.

15. Deferred tax assets and liabilities

Recognised deferred tax balances

Deferred tax asset	6,907	5,065
Deferred tax liability	(3,070)	(3,973)
Net deferred tax assets	3,837	1,092

MOVEMENT IN TEMPORARY DIFFERENCES DURING THE YEAR

	CONSOLIDATED
	Balance at beginning of year	Recognised in income	Other movement	Balance at end of year
As at 30 June 2016 (Unaudited)	A$'000	A$'000	A$'000	A$'000

Receivables (unaudited)	528	157	0	685
Inventories (unaudited)	(1,324)	1,324	0	0
Property, plant and equipment (unaudited)	(2,649)	(386)	(35)	(3,070)
Provisions (unaudited)	4,344	1,112	0	5,456
Other (unaudited)	193	573	0	766
Net deferred tax assets (unaudited)	1,092	2,780	(35)	3,837

	CONSOLIDATED
	Balance at beginning of year	Recognised in income	Other movement	Balance at end of year
As at 30 June 2015 (Unaudited)	A$'000	A$'000	A$'000	A$'000

Receivables (unaudited)	260	268	0	528
Inventories (unaudited)	(1,141)	(183)	0	(1,324)
Property, plant and equipment (unaudited)	(2,400)	(231)	(18)	(2,649)
Provisions (unaudited)	4,698	(354)	0	4,344
Other (unaudited)	12	10	171	193
Net deferred tax assets (unaudited)	1,429	(490)	153	1,092

NOTES TO THE FINANCIAL STATEMENTS
USG Boral Building Products Pty Limited and Controlled Entities

	CONSOLIDATED
	2016	2015
	(Unaudited)	(Unaudited)
As at 30 June	A$'000	A$'000

16. Provisions

Current
Employee benefits	13,851	11,830
Remediation	1,179	45
Claims	713	308
Deferred rent	260	0
Total current provisions	16,003	12,183

Non-current
Employee benefits	1,056	1,079
Other	0	90
Total non-current provisions	1,056	1,169

Remediation
Provisions are raised where there is a likelihood that site remediation costs will be incurred and the costs can be reliably measured.

Claims
Provisions are raised for liabilities arising from the ordinary course of business, in relation to claims against the Group, including insurance, legal and other claims. Where recoveries are expected in respect of such claims, these are included in other receivables.

Reconciliations	CONSOLIDATED
	2016	2015
	(Unaudited)	(Unaudited)
As at 30 June	A$'000	A$'000

Remediation
Balance at the beginning of the year	45	519
Provisions made/(released) during the year	1,134	(474)
Balance at the end of the year	1,179	45

Claims
Balance at the beginning of the year	308	1,480
Provisions made/(released) during the year	405	(1,172)
Balance at the end of the year	713	308

Deferred rent
Balance at the beginning of the year	0	0
Provisions made during the year	260	0
Balance at the end of the year	260	0

Other
Balance at the beginning of the year	90	99
Provisions released during the year	(90)	(9)
Balance at the end of the year	0	90

NOTES TO THE FINANCIAL STATEMENTS
USG Boral Building Products Pty Limited and Controlled Entities

	CONSOLIDATED
	2016	2015	2014
	(Unaudited)	(Unaudited)
As at 30 June	A$'000	A$'000	A$'000

17. Issued capital

Issued and paid up capital

1,022,944,002 (unaudited) (2015:1,022,944,002 (unaudited) and 2014:1,022,944,002) ordinary shares, fully paid	282,240	282,240	282,240

Movements in ordinary issued capital

Balance at the beginning of the year	282,240	282,240	13,500
In 2014, 936,432,651 shares issued on capitalisation of intercompany loan ($212,500,000) and contribution of intellectual property from Boral Limited ($8,834,000).	0	0	221,334
In 2014, 29,226,971 shares issued on acquisition of controlled entities.	0	0	17,623
In 2014, 50,534,377 shares issued on intellectual property contribution from USG Corporation.	0	0	29,783
Balance at the end of the year	282,240	282,240	282,240

Holders of ordinary shares are entitled to receive dividends as declared from time to time and are entitled to one vote per share at shareholders' meetings.

In the event of a winding up of USG Boral Building Products Pty Limited ordinary shareholders rank after creditors and are fully entitled to any proceeds of liquidation.

	CONSOLIDATED
	2016	2015	2014
	(Unaudited)	(Unaudited)
As at 30 June	A$'000	A$'000	A$'000

18. Reserves

Foreign currency translation reserve	441	(734)	(176)
Total foreign currency translation reserve	441	(734)	(176)

Reconciliations

Foreign currency translation reserve
Balance at the beginning of the year	(734)	(176)	225
Gain/(Loss) on translation of assets and liabilities of overseas entities	1,175	(558)	(401)
Balance at the end of the year	441	(734)	(176)

Nature and purpose of reserves

Foreign currency translation reserve
The translation reserve comprises all foreign exchange differences arising from the translation of the financial statements of foreign operations where their functional currency is different to the presentation currency of the Group.

NOTES TO THE FINANCIAL STATEMENTS
USG Boral Building Products Pty Limited and Controlled Entities

19. Contingent liabilities (Unaudited)

The directors are of the opinion that provisions are not required in respect of these matters, as it is not probable that a future sacrifice of economic benefits will be required, or the amount is not capable of reliable measurement (2015: nil (unaudited)).

A number of sites within the Group have been identified as contaminated, generally as a result of prior activities conducted at the sites, and the review and appropriate implementation of clean-up requirements for these is ongoing. For sites where the requirements can be assessed, estimated clean-up costs have been expensed or provided for. For some sites, the requirements cannot be reliably assessed at this stage.

The Company is subject to various lawsuits and claims in the ordinary course of business.

The Company is the subject of periodic information requests, investigations and audit activity by the
Australian Taxation Office.

The Company has considered all of the above claims and, where appropriate, sought independent advice and believes it holds appropriate provisions.

	CONSOLIDATED
	2016	2015
	(Unaudited)	(Unaudited)
As at 30 June	A$'000	A$'000

20. Commitments

Capital expenditure commitments
Contracted but not provided for are payable as follows:
Not later than one year	1,866	1,805
Later than one year but not later than five years	0	0
Later than five years	0	0
Total capital expenditure commitments	1,866	1,805

The capital expenditure commitments are in respect of the purchase of plant and equipment.

Operating leases
Lease commitments in respect of operating leases are payable as follows:
Not later than one year	12,493	10,117
Later than one year but not later than five years	19,692	13,329
Later than five years	760	183
Total operating leases commitments	32,945	23,629

The Group leases property, equipment and vehicles under operating leases expiring from one to seven years. Leases generally provide the consolidated entity with a right of renewal at which time all terms are renegotiated. Some leases involve lease payments comprising a base amount plus an incremental contingent rental. Contingent rentals are based on the Consumer Price Index or operating criteria.

NOTES TO THE FINANCIAL STATEMENTS
USG Boral Building Products Pty Limited and Controlled Entities

21. Financial risk management

The Group's business activities are exposed to a variety of financial risks, including credit, liquidity, foreign currency and interest rate risks. The Group does not use any derivative financial instruments to hedge these risks. The Group does not use derivative or financial instruments for trading or speculative purposes.

The use of financial derivatives is controlled by policies approved by Board of Directors.

CREDIT RISK

Exposure to credit risk
The Group has a large number of customers to which it provides products, with no single customer responsible for more than 10% of the Group's revenue (unaudited).

Management has a counterparty credit risk policy in place and the exposure to credit risk is monitored on an ongoing basis.

The carrying amount of non-derivative financial assets represents the maximum credit exposure and at the reporting date the maximum exposure was:

	CONSOLIDATED
	Carrying amount	Fair value	Carrying amount	Fair value
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	2016	2016	2015	2015
As at 30 June	A$'000	A$'000	A$'000	A$'000

Non-derivative financial assets
Receivables from associated entities and related parties	9,526	9,526	6,918	6,918
Trade and other receivables	84,661	84,661	71,747	71,747
Cash and cash equivalents	33,259	33,259	41,154	41,154
Total non-derivative financial assets	127,446	127,447	119,819	119,819

NOTES TO THE FINANCIAL STATEMENTS
USG Boral Building Products Pty Limited and Controlled Entities

21. Financial risk management (continued)

LIQUIDITY RISK
Liquidity risk is the risk that the Group has insufficient funds to meet its financial obligations when they fall due. It is also associated with planning for unforeseen events or business disruptions that may cause pressure on liquidity. The Group manages liquidity risk by ensuring it has a well spread debt maturity profile and has sufficient committed undrawn facilities and cash to meet any unforseen events and business disruptions.

The following are the contractual maturities of financial liabilities:

	CONSOLIDATED
	Carrying amount	Contractual cash flows	6 months or less	6-12 months	1-2 years	2-5 years	More than 5 years
As at 30 June 2016 (Unaudited)	A$'000	A$'000	A$'000	A$'000	A$'000	A$'000	A$'000

Non-derivative financial liabilities
Payables to associated entities and related parties (unaudited)	6,612	6,612	6,612	0	0	0	0
Finance lease liabilities (unaudited)	189	189	27	162	0	0	0
Trade creditors (unaudited)	51,055	51,055	51,055	0	0	0	0
Total non-derivative financial liabilities (unaudited)	57,857	57,857	57,695	162	0	0	0

	CONSOLIDATED
	Carrying amount	Contractual cash flows	6 months or less	6-12 months	1-2 years	2-5 years	More than 5 years
As at 30 June 2015 (Unaudited)	A$'000	A$'000	A$'000	A$'000	A$'000	A$'000	A$'000

Non-derivative financial liabilities
Payables to associated entities and related parties (unaudited)	6,722	6,722	6,722	0	0	0	0
Finance lease liabilities (unaudited)	241	241	26	215	0	0	0
Trade creditors (unaudited)	42,805	42,805	42,805	0	0	0	0
Total non-derivative financial liabilities (unaudited)	49,768	49,768	49,553	215	0	0	0

Capital risk management
The capital management objectives of the Group are directed towards preservation of a strong capital base to maintain creditor and market confidence and sustain future development of the business.

Neither the Company nor any of its subsidiaries are subject to any externally imposed capital requirements
(unaudited).

Currency risk
The Group purchases the majority of its materials in Australian dollars. No material receivables or payables are held in a currency other than Australian dollars (unaudited).

Interest rate risk
The Group is exposed to interest rate risk since it has interest bearing financial assets (cash and cash equivalents).

At 30 June 2016, if interest rates had changed by +/- 1% p.a. from the year end rates with all other variables held constant, the Group's pre-tax profit for the year would have been A$332,000 higher/lower (unaudited) (2015: A$411,000 (unaudited) and 2014: A$348,000).

Fair value hierarchy

The Group has no financial assets or liabilities valued at fair value. The Group has not disclosed the fair values for financial assets and liabilities as their carrying amounts are a reasonable approximation of fair value (unaudited).

NOTES TO THE FINANCIAL STATEMENTS
USG Boral Building Products Pty Limited and Controlled Entities

22. Controlled entities

The financial statements of the following entities have been consolidated to determine the results of the Group:

		Beneficial ownership by
	Country of incorporation	Consolidated entity 2016 (Unaudited) %	Consolidated entity 2015 (Unaudited) %	Consolidated entity 2014 (Unaudited) %

USG Boral Building Products Pty Ltd	Australia	100	100	100
Waratah Gypsum Pty Ltd (in liquidation)	Australia	100	100	100
Boral Plaster Fixing Pty Ltd	Australia	100	100	100
Lympike Pty Ltd	Australia	100	100	100
USG Interiors Australia Pty Ltd	Australia	100	100	100
USG Boral Building Products NZ	New Zealand	100	100	100

All the shares held by USG Boral Building Products Pty Limited in controlled entities are ordinary shares.

23. Acquisitions and disposals of controlled entities and businesses

There were no acquisitions or disposals during the years ended 30 June 2016 (unaudited) and 30 June 2015 (unaudited).

On the 28 February 2014 the Group acquired USG Interiors Australia Pty Ltd and USG Boral Building Products NZ as a result of completion of the 50/50 Joint Venture, USG Boral Building Products Pty Limited, between Boral Limited and USG Corporation.

Details of the purchase consideration, the net assets acquired and goodwill are as follows:

A $'000

Purchase consideration
Issue of ordinary shares	17,623

17,623

The assets and liabilities recognised as a result of the acquisition are as follows:
Fair Value
A $'000

Cash and cash equivalents	7,559
Receivables	4,443
Inventories	4,239
Deposits and prepayments	449
Property, plant and equipment	3,146
Intangibles	667
Payables	(3,300)
Deferred tax liability	(896)

Net identifiable assets acquired	16,307
Goodwill	1,316

17,623

NOTES TO THE FINANCIAL STATEMENTS
USG Boral Building Products Pty Limited and Controlled Entities

24. Related party disclosures

CONTROLLED ENTITIES
Interests held in controlled entities are set out in note 22.

ASSOCIATED ENTITIES AND JOINT VENTURES
Interests held in associated entities and joint ventures are set out in note 9. Associated entities and joint ventures conduct business transactions with various controlled entities. Such transactions include purchases and sales of certain products, dividends and interest. All such transactions are conducted on the basis of normal commercial terms and conditions.

TRANSACTIONS WITH KEY MANAGEMENT PERSONNEL

Key management personnel compensation
Key management personnel compensation comprises the following:

	2016	2015	2014
	(Unaudited)	(Unaudited)
For the year ended 30 June	A$'000	A$'000	A$'000

Short-term employee benefits	2,555	2,665	2,210
Post employment benefits	129	149	94
Share-based payments	0	0	277
Other long term benefits	0	0	273

Total key management personnel compensation	2,684	2,814	2,854

Key management personnel disclosures relate to those personnel that are in control of the strategic direction of the entity.

Key Management personnel and Director transactions

Transactions entered into during the year with Directors of USG Boral Building Products Pty Limited are within normal employee, customer or supplier relationships on terms and conditions no more favourable than dealings in the same circumstances on an arm’s length basis and include:

- participation in the USG Boral Short and Long Term Incentive Plans;
- reimbursement of expenses; and
- purchases of goods and services.

A number of Directors of the Company hold directorships in other entities. Several of these entities transacted with the Group on terms and conditions no more favourable than those available on an arm's length basis (unaudited).

NOTES TO THE FINANCIAL STATEMENTS
USG Boral Building Products Pty Limited and Controlled Entities

24. Related party disclosures (continued)

RELATED PARTY TRANSACTIONS
On 28 February 2014, the Group became jointly owned by Boral Limited and USG Corporation.

Balances and transactions between the Company and its subsidiaries, which are related parties of the Company, have been eliminated on consolidation and are not disclosed on this note. Details of transactions between the Group and other related parties are disclosed below.
Trading Transactions
During the year, group entities entered into the following trading transactions with related parties that are not members of the Group:

	Sales of goods		Purchases of goods
	2016	2015	2016	2015
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
For the year ended 30 June	A$'000	A$'000	A$'000	A$'000
Subsidiaries of Boral Limited	222	203	1,315	1,118
Subsidiaries of USG Corporation	0	0	5,948	2,276
Joint Venture of Boral Limited and USG Corporation	0	0	2,763	1,166
Gypsum Resources Trust	0	0	22,876	24,149
Rondo Building Services Pty Ltd	0	0	20,244	15,719

The following balances were outstanding at the end of the reporting period:

	Amounts owed by		Amounts owed to
	related parties		related parties
	2016	2015	2016	2015
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
As at 30 June	A$'000	A$'000	A$'000	A$'000
Boral Limited	19	0	0	13
Subsidiaries of Boral Limited	8	36	920	1,208
Subsidiaries of USG Corporation	0	0	1,258	1,079
Joint Venture of Boral Limited and USG Corporation	2	931	275	266
Gypsum Resources Trust	9,455	5,926	419	1,724
Rondo Building Services Pty Ltd	42	25	3,740	2,432

All transactions with related parties were made in normal commercial terms and conditions and at market rates.

The amounts outstanding are unsecured and will be settled in cash. No guarantees have been given or received. No expense has been recognised in the current or prior periods for bad or doubtful debts in respect of the amounts owed by related parties.

Loans to related parties

	2016	2015
	(Unaudited)	(Unaudited)
As at 30 June	A$'000	A$'000
Rondo Building Services Pty Ltd	7,500	11,750

In addition to the above, certain administrative services were provided to the Company and related parties, for which management and other administrative fees were charged and paid, being an appropriate allocation of costs incurred by relevant administrative departments.

	Compensation received		Compensation paid
	from related party		to related party
	2016	2015	2016	2015
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
For the year ended 30 June	A$'000	A$'000	A$'000	A$'000
Boral Limited	0	0	778	2,652
Subsidiaries of Boral Limited	0	0	17,104	18,534
Subsidiaries of USG Corporation	0	0	0	20
Joint Venture of Boral Limited and USG Corporation	3,260	4,301	4,039	5,318
Gypsum Resources Trust	352	303	0	0

Further, technology royalty fee of A$7,292,655 (unaudited) was expensed in relation to USG Boral Building Products Sdn Bhd, a joint venture of Boral Limited and USG Corporation during the year ended 30 June 2016 (2015: A$5,717,697 (unaudited) and 2014: nil). Appropriate royalty withholding taxes were remitted to the Australian Taxation Office in relation to the royalty fee.

NOTES TO THE FINANCIAL STATEMENTS
USG Boral Building Products Pty Limited and Controlled Entities

			CONSOLIDATED
			2016	2015	2014
			(Unaudited)	(Unaudited)
For the year ended 30 June		Note	A$'000	A$'000	A$'000

25. Notes to statement of cash flows

(i)	Reconciliation of cash and cash equivalents:

Cash includes cash on hand, at bank and short-term deposits, net of outstanding bank overdrafts. Cash as at the end of the year as shown in the statement of cash flows is reconciled to the related items in the balance sheet as follows:

	Cash and cash equivalents	6	33,259	41,154	34,801
	Total cash and cash equivalents		33,259	41,154	34,801

(ii)	Reconciliation of net profit to net cash provided by operating activities:

	Net profit		48,616	40,651	28,790

	Adjustments for non-cash items:
	Depreciation and amortisation		18,062	17,239	15,618
	Discount unwinding		124	0	0
	Non-cash movement of make good provision		(1,179)	0	0
	Loss on sale of assets		296	49	43
	Non-cash equity income		(3,320)	(2,472)	846
	Net cash provided by operating activities before change in assets and liabilities		62,599	55,467	45,297
	Changes in assets and liabilities
	- Receivables		(15,522)	(7,355)	(8,383)
	- Inventories and work in progress		(6,237)	6,538	(3,927)
	- Payables		8,141	(1,576)	10,707
	- Provisions		3,707	(956)	(1,492)
	- Current and deferred taxes		(6,591)	6,821	1,982
	- Other current assets and borrowings		(1,273)	(4,228)	(480)

	Net cash provided by operating activities		44,824	54,711	43,704

(iii)	Non-cash financing and investing activities		1,179	0	0

	There were no non-cash financing and investing activities during the year ended 30 June 2015 (unaudited).
	Details of non-cash financing and investing activities during the year ended 30 June 2014 are set out in note 17 and 23.

(iv)	Restructure costs

	During the year, the Group incurred costs associated with:

	Organisational restructure costs		0	(59)	(1,481)
	Total restructure costs		0	(59)	(1,481)

CONSOLIDATED

			2016 (Unaudited)	2015 (Unaudited)	2014
For t	he year ended 30 June Note		A$'000	A$'000	A$'000
25.	Notes to statement of cash flows
(i)	Reconciliation of cash and cash equivalents:
	Cash includes cash on hand, at bank and short-term deposits, net
	of outstanding bank overdrafts. Cash as at the end of the year as
	shown in the statement of cash flows is reconciled to the related
	items in the balance sheet as follows:
	Cash and cash equivalents	6	33,259	41,154	34,801
	Total cash and cash equivalents		33,259	41,154	34,801
(ii)	Reconciliation of net profit to net cash provided by operating activities:
	Net profit		48,616	40,651	28,790
	Adjustments for non-cash items:
	Depreciation and amortisation		18,062	17,239	15,618
	Discount unwinding		124	-	-
	Non-cash movement of make good provision		(1,179)	-	-
	Loss on sale of assets		296	49	43
	Non-cash equity income		(3,320)	(2,472)	846
	Net cash provided by operating activities before change in assets and		62,599	55,467	45,297
	liabilities
	Changes in assets and liabilities
	- Receivables		(15,522)	(7,355)	(8,383)
	- Inventories and work in progress		(6,237)	6,538	(3,927)
	- Payables		8,141	(1,576)	10,707
	- Provisions		3,707	(956)	(1,492)
	- Current and deferred taxes		(6,591)	6,821	1,982
	- Other current assets and borrowings		(1,273)	(4,228)	(480)
	Net cash provided by operating activities		44,824	54,711	43,704
(iii)	Non-cash financing and investing activities		1,179	-	-

There were no non-cash financing and investing activities during the year ended 30 June 2015 (unaudited).
Details of non-cash financing and investing activities during the year ended 30 June 2014 are set out in note 17 and 23.

(iv) Restructure costs

During the year, the Group incurred costs associated with:

Organisational restructure costs - (59) (1,481) Total restructure costs - (59) (1,481)

26. Subsequent events

There has not been any matter or circumstance occurring subsequent to the end of the financial year ended 30 June 2016 (unaudited) (2015: nil (unaudited) and 2014: nil) that has significantly affected, or may significantly affect the operations of the consolidated entity, the results of those operations, or the state of affairs of the consolidated entity in future years.

Independent Auditors’ Report

The Board of Directors
USG Boral Building Products Pty Limited

We have audited the accompany consolidated financial statements of USG Boral Building Products
Pty Limited and its controlled entities, which comprise the consolidated balance sheet as of 30 June
2014, and the related consolidated statements of income, comprehensive income, changes in equity, and cash flows for the year then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors’ judgement, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects the financial position of USG Boral Building Products Pty Limited and its controlled entities as of 30 June 2014, and the results of their operations and cash flows for the year then ended in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Sydney, NSW, Australia

9 February 2015